EXHIBIT 99.1

The Bon-Ton Stores, Inc. Reports Fourth Quarter and Fiscal 2016 Results

YORK, Pa., March 14, 2017 (GLOBE NEWSWIRE) -- The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for its fiscal fourth quarter and full year ended January 28, 2017 and initiated guidance for fiscal 2017.

Results for the Fourth Quarter Ended January 28, 2017

  Comparable store sales decreased 4.7% as compared with the prior year period.

  Net income was $44.7 million, or $2.09 per diluted share.  Fourth quarter of fiscal 2016 net income includes non-cash asset impairment charges of $16.7 million, or $0.78 per diluted share.

  Net income in the fourth quarter of fiscal 2015 was $50.6 million, or $2.42 per diluted share.  Fourth quarter of fiscal 2015 diluted earnings per share results include severance costs of $0.19 per diluted share, costs associated with debt extinguishment of $0.06 per diluted share, non-cash asset impairment charges of $0.15 per diluted share and a benefit related to an insurance settlement of $0.03 per diluted share.
  Adjusted EBITDA totaled $101.6 million compared to Adjusted EBITDA of $94.0 million in the fourth quarter of fiscal 2015. (As used in this release, Adjusted EBITDA is not a measure recognized under GAAP – see the accompanying financial table which reconciles this non-GAAP measure to net loss.) Adjusted EBITDA for the fourth quarter of fiscal 2015 included $3.9 million of severance costs associated with the Company’s cost savings initiatives and a $0.6 million gain associated with an insurance settlement. Excluding the financial impact of the severance costs and insurance settlement, Adjusted EBITDA was $97.3 million in the fourth quarter of fiscal 2015.

Results for the Fiscal Year Ended January 28, 2017

  Comparable store sales decreased 3.8% in fiscal 2016 as compared with the prior year.

  Net loss in fiscal 2016 was $63.4 million, or $3.18 per diluted share.  Fiscal 2016 results include a $0.32 per diluted share in consulting expenses and severance costs related to the Company’s cost savings initiatives, and $0.85 per diluted share in non-cash asset impairment charges.

  Net loss in fiscal 2015 was $57.1 million, or $2.90 per diluted share.  Fiscal 2015 results include $0.32 per diluted share in costs related to debt extinguishment, $0.20 per diluted share in severance costs, $0.18 per diluted share in non-cash asset impairment charges, and a $0.07 per diluted share gain associated with the insurance settlements.
  Adjusted EBITDA totaled $116.0 million in fiscal 2016 inclusive of $6.5 million of consulting expenses and severance costs related to the Company’s cost savings initiatives. This compares with fiscal 2016 Adjusted EBITDA guidance of $114 million to $124 million.  Excluding the aforementioned consulting expenses and severance costs, Adjusted EBITDA was $122.5 million.

  Adjusted EBITDA was $109.5 million in fiscal 2015, including $3.9 million in severance costs and a $1.4 million gain from the asset recovery portion of the insurance settlement.  Adjusted EBITDA, excluding the aforementioned severance costs and gain on insurance settlement, was $112.1 million in fiscal 2015.

Kathryn Bufano, President and Chief Executive Officer, commented, “While the continued weak traffic trends and unseasonably warm weather pressured sales in the fourth quarter, we expanded gross margin  by 145 basis points and grew Adjusted EBITDA by 8%. In addition, we exceeded our cost reduction goal by $7 million, with net savings of $31 million for the year. We also made progress on a number of initiatives designed to differentiate our stores within the retail landscape. As part of this, we believe we further solidified our position as the hometown shopping destination with an emphasis on our localization strategy which included the introduction of our Close to Home product assortment. In addition, we continued to focus on our omnichannel strategy, with sales once again growing in the double digits. Finally, we grew our base of loyal private label credit card users, and launched our new Love Style Rewards loyalty program to great response.”

Ms. Bufano continued, “We believe that we are well-positioned for fiscal 2017 as we continue to build on these strategic priorities and drive the business forward.  As we look ahead, we will remain focused on capitalizing on our omnichannel business, refining our marketing strategies, and further evolving our merchandise assortment, with even greater emphasis on growth categories and localization.  Finally, we will remain disciplined in our inventory management and will once again focus on further reducing our costs throughout the year.  Looking ahead, we will strive to make progress on our strategic initiatives and believe we are positioned to deliver improved performance going forward.”

Fourth Quarter Review
Comparable store sales in the fourth quarter of fiscal 2016 decreased 4.7%.  Total sales in the period decreased 5.5% to $877.3 million, compared with $927.9 million in the fourth quarter of fiscal 2015.  Comparable sales trends improved from Thanksgiving through the end of December and subsequently weakened in January.   The Company continued to see double-digit sales growth in omnichannel which reflects sales via its website, mobile site, and its Buy Online Pick Up In-Store initiative.

Other income in the fourth quarter of fiscal 2016 was $22.8 million, an increase of $0.3 million over the comparable prior year period, largely due to increased revenues associated with our proprietary credit card operations, partially offset by decreased delivery revenues.  Proprietary credit card sales, as a percentage of total sales, increased 400 basis points to 52.7% in the fourth quarter of fiscal 2016.

The gross margin rate in the fourth quarter of fiscal 2016 increased 145 basis points to 36.2% as compared to the fourth quarter of fiscal 2015, primarily due to reduced markdowns and lower distribution costs, partially offset by deleverage from lower sales volume.

Selling, general and administrative (“SG&A”) expense in the fourth quarter of fiscal 2016 decreased $12.8 million compared to the fourth quarter of fiscal 2015, as a result of cost savings initiatives in non-customer facing expenses, partially offset by higher medical claims.  The SG&A expense rate in the fourth quarter of 2016 was 27.2% of net sales, an increase of 10 basis points over the prior year as a result of reduced sales volume.

We recorded non-cash asset impairment charges of $16.7 million in the fourth quarter of fiscal 2016 related to reductions in the reported carrying value of certain long-lived and intangible assets, compared with $3.2 million of similar charges in the fourth quarter of fiscal 2015.

Full Year Review
Comparable store sales decreased 3.8% in fiscal 2016.  Total sales in the period decreased 4.3% to $2.60 billion from $2.72 billion in fiscal 2015.

Other income in fiscal 2016 was $73.8 million, an increase of $2.0 million over fiscal 2015 results.  Proprietary credit card operations fueled this growth, as revenues associated with our credit card increased in tandem with increased loyalty program sales.  Proprietary credit card sales, as a percentage of total sales, increased 360 basis points to 55.1% in fiscal 2016.

The gross margin rate in fiscal 2016 increased 80 basis points to 35.5% as compared with fiscal 2015 as a result of reduced markdowns and lower delivery and distribution expenses. Gross profit decreased $19.1 million to $922.9 million in fiscal 2016 as compared with fiscal 2015 as a result of decreased sales volume in the current year.

In fiscal 2016, SG&A expense was $880.6 million, a decrease of $25.0 million from fiscal 2015 results, largely driven by cost savings initiatives implemented throughout the year, partially offset by $6.5 million of the related severance costs and consulting fees, as well as higher medical claims and increased marketing expenditures.  The SG&A expense rate increased 50 basis points to 33.9% of net sales in fiscal 2016 as a result of the decreased sales volume in the period.  Excluding $6.5 million in severance costs and consulting fees for 2016 and $3.9 million in severance costs for 2015, SG&A expense would have decreased $27.6 million in fiscal 2016 from the comparable prior year period, while the SG&A expense rate deleveraged 40 basis points.

Excess borrowing capacity under our revolving credit facility was $233.8 million at the end of fiscal 2016.

Guidance
For fiscal 2017, the Company expects loss per diluted share to be in a range of $2.08 to $2.59, inclusive of a $0.05 expense from the 53rd week, and adjusted EBITDA to be in a range of $115 million to $125 million. (As used in this release, Adjusted EBITDA is not a measure recognized under GAAP – see the accompanying financial table which reconciles this non-GAAP measure to net loss.)  Assumptions reflected in our full-year guidance include the following:

  A comparable sales decrease ranging from 2.0% to 3.0%, which excludes sales from the 53rd week;
  A gross margin rate increase of 10 to 20 basis points over the fiscal 2016 rate of 35.5%;
  SG&A dollars ranging from $864 million to $866 million, including approximately $10 million for the 53rd week, compared to SG&A of $880.6 in fiscal 2016;
  Capital expenditures not to exceed $30 million, net of external contributions; and
  An estimated 20.3 million weighted average shares outstanding.

The Company expects to decrease debt by approximately $20 million to $30 million by the end of fiscal 2017.

Call Details
The Company’s quarterly conference call to discuss fourth quarter and fiscal 2016 results will be broadcast live today at 10:00 a.m. Eastern time.  Investors and analysts interested in participating in the call are invited to dial (888) 504-7960 at 9:55 a.m. Eastern Time and reference conference ID 7019074.  A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, March 21, 2017.  The number to call for the taped replay is (844) 512-2921 and the replay PIN is 7019074.  The conference call will also be broadcast on the Company’s website at http://investors.bonton.com.  An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.
The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 263 stores, which includes nine furniture galleries and four clearance centers, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson's, Elder-Beerman, Herberger's and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. The Bon-Ton Stores, Inc. is an active and positive participant in the communities it serves. For further information, please visit http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements
Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "may," "could," "will," "plan," "expect," "anticipate," "believe," "estimate," "project," "intend" or other similar expressions and include the Company's fiscal 2017 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.   Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company's proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing to fund working capital, capital expenditures, losses and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company's ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators.  Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company's Form 10-K filed with the Securities and Exchange Commission.

- tables follow –

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	January 28,	January 30,
(Unaudited)	2017	2016

Assets
Current assets:
Cash and cash equivalents	$6,736	$6,879
Merchandise inventories	724,454	711,699
Prepaid expenses and other current assets	98,558	97,254
Total current assets	829,748	815,832
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $1,024,435 and $951,786 at January 28, 2017 and January 30, 2016, respectively	584,803	635,334
Intangible assets, net of accumulated amortization of $65,646 and $62,204 at
January 28, 2017 and January 30, 2016, respectively	73,111	82,062
Other long-term assets	17,401	17,398
Total assets	$1,505,063	$1,550,626
Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$185,900	$162,831
Accrued payroll and benefits	25,821	28,527
Accrued expenses	150,441	147,378
Current maturities of capital lease and financing obligations	6,685	5,394
Total current liabilities	368,847	344,130

Long-term debt, less current maturities	848,777	855,977
Obligations under capital lease and financing obligations, less current maturities	133,857	126,692
Other long-term liabilities	176,363	188,911
Total liabilities	1,527,844	1,515,710
Shareholders' (deficit) equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 18,972,718 and 18,532,577 at January 28, 2017 and January 30, 2016, respectively	190	185
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at January 28, 2017 and January 30, 2016	30	30
Treasury stock, at cost - 337,800 shares at January 28, 2017 and January 30, 2016	(1,387)	(1,387)
Additional paid-in-capital	166,932	164,428
Accumulated other comprehensive loss	(72,909)	(76,122)
Accumulated deficit	(115,637)	(52,218)
Total shareholders' (deficit) equity	(22,781)	34,916
Total liabilities and shareholders' (deficit) equity	$1,505,063	$1,550,626

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	January 28,	January 30,	January 28,	January 30,
(Unaudited)	2017	2016	2017	2016

Net sales	$877,283	$927,922	$2,600,592	$2,717,691
Other income	22,758	22,437	73,759	71,806
	900,041	950,359	2,674,351	2,789,497

Costs and expenses:
Costs of merchandise sold	559,648	605,397	1,677,726	1,775,715
Selling, general and administrative	238,755	251,597	880,628	905,652
Gain on insurance recovery	-	(608)	-	(1,356)
Depreciation and amortization	21,697	22,771	92,194	91,783
Amortization of lease-related interests	1,187	1,038	4,209	4,245
Impairment charges	16,708	3,207	17,023	3,632
Income from operations	62,046	66,957	2,571	9,826
Interest expense, net	18,393	16,314	66,824	62,546
Loss on extinguishment of debt	76	1,346	752	6,208

Income (loss) before income taxes	43,577	49,297	(65,005)	(58,928)
Income tax benefit	(1,140)	(1,279)	(1,586)	(1,875)

Net income (loss)	$44,717	$50,576	$(63,419)	$(57,053)

Basic income (loss) per share	$2.09	$2.42	$(3.18)	$(2.90)

Diluted income (loss) per share	$2.09	$2.42	$(3.18)	$(2.90)

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	FIFTY-TWO WEEKS ENDED
(In thousands)	January 28,	January 30,
(Unaudited)	2017	2016
Cash flows from operating activities:
Net loss	$(63,419)	$(57,053)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	92,194	91,783
Amortization of lease-related interests	4,209	4,245
Impairment charges	17,023	3,632
Share-based compensation expense	2,700	3,021
Loss (gain) on sale of property, fixtures and equipment	129	(2,463)
Reclassifications of accumulated other comprehensive loss	5,855	6,365
Loss on extinguishment of debt	752	6,208
Amortization of deferred financing costs and debt discount	4,835	3,033
Deferred income tax benefit	(1,586)	(1,875)
Changes in operating assets and liabilities:
(Increase) decrease in merchandise inventories	(12,756)	23,257
Increase in prepaid expenses and other current assets	(1,304)	(3,771)
Decrease (increase) in other long-term assets	1,682	(2,288)
Increase (decrease) in accounts payable	20,849	(35,879)
Increase (decrease) in accrued payroll and benefits and accrued expenses	1,033	(7,215)
Decrease in other long-term liabilities	(13,232)	(13,178)
Net cash provided by operating activities	58,964	17,822

Cash flows from investing activities:
Capital expenditures	(54,621)	(84,675)
Proceeds from insurance claim	-	1,700
Proceeds from sale of property, fixtures and equipment	101	85,354
Net cash (used in) provided by investing activities	(54,520)	2,379

Cash flows from financing activities:
Payments on long-term debt and capital lease and financing obligations	(778,046)	(915,005)
Proceeds from issuance of long-term debt and financing obligations	777,034	908,644
Cash dividends paid	-	(4,029)
Restricted shares forfeited in lieu of payroll taxes	(191)	(399)
Proceeds from stock options exercised	-	454
Deferred financing costs paid	(5,605)	(1,505)
Increase (decrease) in book overdraft balances	2,221	(10,235)
Net cash used in financing activities	(4,587)	(22,075)

Net decrease in cash and cash equivalents	(143)	(1,874)

Cash and cash equivalents at beginning of period	6,879	8,753

Cash and cash equivalents at end of period	$6,736	$6,879

Adjusted EBITDA (Non-GAAP Financial Measure)

As used in this release, Adjusted EBITDA is defined as net loss before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”).  We present Adjusted EBITDA in this release because we consider it to be a useful financial measure in evaluating our operating performance. When analyzed in conjunction with our net income and cash flows from operations, Adjusted EBITDA provides investors with a supplemental tool to evaluate our ongoing operations as it excludes the effects of financing and investing activities. Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA (i) to compare the profitability of our stores, (ii) to evaluate the effectiveness of our business strategies, and (iii) as a factor in evaluating management’s performance when determining incentive compensation.

Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.  Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are determined in accordance with GAAP.  Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following is a reconciliation of net income (loss) to Adjusted EBITDA for the historical periods indicated:

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands)	January 28,	January 30,	January 28,	January 30,
(Unaudited)	2017	2016	2017	2016

Net income (loss)	$44,717	$50,576	$(63,419)	$(57,053)
Adjustments:
Income tax benefit	(1,140)	(1,279)	(1,586)	(1,875)
Loss on extinguishment of debt	76	1,346	752	6,208
Interest expense, net	18,393	16,314	66,824	62,546
Depreciation and amortization	21,697	22,771	92,194	91,783
Amortization of lease-related interests	1,187	1,038	4,209	4,245
Impairment charges	16,708	3,207	17,023	3,632
Adjusted EBITDA	$101,638	$93,973	$115,997	$109,486

The following is a reconciliation of forecasted net loss to forecasted Adjusted EBITDA for fiscal 2017 based on the Company’s guidance metrics:

	FORECASTED FISCAL 2017
(In thousands)	Minimum	Maximum
(Unaudited)	Guidance	Guidance

Net loss	$(52,600)	$(42,200)
Adjustments:
Income tax benefit	(300)	(300)
Interest expense, net	73,900	73,500
Depreciation and amortization and amortization of
lease-related interests	94,000	94,000
Adjusted EBITDA	$115,000	$125,000

CONTACT:
Investor Relations
Jean Fontana
ICR, Inc.
646.277.1214
jean.fontana@icrinc.com